AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 19,2000
                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               -------------------

                             DRS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)


             DELAWARE                                       13-2632319
(State or other jurisdiction of                          (I.R.S. Employee
 incorporation or organization)                       Identification Number)


                                  5 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 898-1500
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Nina Laserson Dunn, Esq.
                       Executive Vice President, General
                             Counsel and Secretary
                             DRS Technologies, Inc.
                                  5 SYLVAN WAY
                          PARSIPPANY, NEW JERSEY 07054
                                 (973) 898-1500
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                               -------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (as defined below), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                         CALCULATION OF REGISTRATION FEE


                                                                        PROPOSED
                                                       PROPOSED         MAXIMUM
  TITLE OF EACH CLASS OF                               MAXIMUM         AGGREGATE
     SECURITIES TO BE           AMOUNT TO BE        OFFERING PRICE      OFFERING              AMOUNT OF
        REGISTERED               REGISTERED           PER SHARE(1)       PRICE(1)            REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Common Stock,                     1,154,238 shares      $8.85         $10,215,006.30        $2,696.76
$.01 par value

-------------------
(1)  Estimated solely for the purpose of calculating the Registration Fee.



THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

PROSPECTUS DATED DECEMBER 20, 2000



                 SUBJECT TO COMPLETION, DATED DECEMBER 20, 2000

                             DRS TECHNOLOGIES, INC.

                        1,154,238 SHARES OF COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

     On December 19, 2000, we called for redemption on January 18, 2001, which we refer to in this prospectus as the Redemption Date, all of our 9% Senior Subordinated Convertible Debentures (the "9% Debentures") due October 1, 2003 at a redemption price of $1,025 for each $1,000 principal amount of 9% Debentures, plus accrued but unpaid interest of $27.25 per $1,000 principal amount of 9% Debentures from October 1, 2000 to the Redemption Date. We refer to the total amount payable for each $1,000 principal amount of 9% Debentures in this prospectus as the Redemption Price.

     The 9% Debentures are convertible into shares of our Common Stock at a conversion price of $8.85 per share, or approximately 112.994 shares for each $1,000 principal amount of 9% Debentures. With respect to any 9% Debentures delivered for conversion after the date of the notice of redemption sent by the Company to the holders of the 9% Debentures (the "Notice of Redemption"), the Company shall pay interest to such holders so converting for the period from October 1, 2000 to, but not including, the date of such conversion. Cash will be paid for fractional shares of Common Stock. Including the redemption premium and accrued interest, the Redemption Price per share is $9.31. The conversion right expires at 5:30 p.m., Eastern Standard Time, on January 17, 2001, which is the last business day preceding the Redemption Date. A holder of 9% Debentures is not entitled to any rights of a holder of Common Stock until such holder of 9% Debentures has converted such 9% Debentures into Common Stock. On and after the Redemption Date, registered holders of the 9% Debentures shall be entitled only to the Redemption Price and interest shall cease to accrue.

     We have entered into a standby purchase agreement with First Union Securities, Inc. In this prospectus, we refer to First Union Securities, Inc. in its role as standby purchaser pursuant to the standby purchase agreement as the Purchaser. Under the terms of the standby purchase agreement, the Purchaser has agreed, subject to certain conditions, to purchase from us, at the Company's option, such number of shares of our Common Stock equal to the amount that would have been issuable upon conversion of the 9% Debentures that were not surrendered for conversion prior to the Redemption Date. The Purchaser may also purchase the 9% Debentures for its own account in the open market or otherwise in amounts and at prices that the Purchaser deems advisable. The actual number of shares to be purchased by the Purchaser will be the number of shares that otherwise would have been issuable upon conversion of 9% Debentures that are not surrendered for conversion by 5:30 p.m., Eastern Standard Time, on January 17, 2001 plus any shares of Common Stock issued upon conversion of any 9% Debentures purchased by Purchaser for its own account. You should read the remainder of this prospectus for more information.

     Our Common Stock is quoted on the American Stock Exchange ("AMEX") and traded under the symbol "DRS". The closing price of our Common Stock on December 15, 2000 was $13 13/16 per share.

     A holder of 9% Debentures who converted such 9% Debentures on that date would have received Common Stock having a market value, based on such price on that date, of approximately $1,560.73 for each $1,000 principal amount of 9% Debentures converted (including cash, if any, received in lieu of fractional shares). If such 9% Debentures were surrendered for redemption on the Redemption Date, such holder would receive $1,025 in cash for each $1,000 principal amount of 9% Debentures.

     As long as the market price of the Common Stock remains above $9.07 per share, the holders of 9% Debentures who elect to convert will receive, upon conversion, Common Stock (including cash, if any, received in lieu of fractional shares) having a greater market value than the amount of cash receivable upon redemption. It should be noted, however, that the price of the Common Stock received upon conversion will fluctuate in the market. No assurances can be given as to the price of the Common Stock at any future time, and the holders should expect to incur various expenses of sale if such Common Stock is sold.

     Our principal executive offices are located at 5 Sylvan Way, Parsippany, New Jersey 07054 and our telephone number is (973) 898-1500.

     SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH AN INVESTMENT IN OUR COMMON STOCK.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        ---------------------------------

                The date of this prospectus is December 20, 2000




                          FIRST UNION SECURITIES, INC.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the Registration Statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

     Prior to and after the Redemption Date, the Purchaser may offer to the public shares of Common Stock, including shares acquired through conversion of 9% Debentures purchased by the Purchaser pursuant to the standby arrangements at prices set by it from time to time and to dealers at such prices less a selling concession to be determined by the Purchaser. Sales of Common Stock by the Purchaser may be made on the American Stock Exchange, in block trades, in the over the counter market, in privately negotiated transactions or otherwise, from time to time. In effecting such sales, the Purchaser may realize profits or incur losses independent of the compensation described under "Standby Arrangements". The Purchaser reserves the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.

     IN CONNECTION WITH THIS OFFERING, THE PURCHASER MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SEE "STANDBY ARRANGEMENTS" FOR ADDITIONAL INFORMATION.


                                TABLE OF CONTENTS


About this Prospectus...............................................         2
Risk Factors........................................................         3
The Company.........................................................         6
Use of Proceeds.....................................................         8
Standby Arrangements ...............................................         8
Description of the Securities.......................................         10
Market Prices of Capital Stock......................................         11
Legal Matters.......................................................         12
Experts.............................................................         12
Where You Find More Information.....................................         12

     Some of the information contained in this prospectus or documents incorporated by reference may contain forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this report are made pursuant to the safe harbor provisions of the Private Securities Reform Act of 1994. Persons reading this prospectus or documents incorporated by reference are cautioned that risks and uncertainties are inherent to forward-looking statements. Accordingly, the Company's actual results could differ materially from those suggested by such forward-looking statements. Risks include, without limitation, the effect of the Company's acquisition strategy on future operating results; the uncertainty of acceptance of new products and successful bidding for new products; the effect of technological changes or obsolescence relating to the Company's products and services; the effects of government regulation or shifts in government policy, as they may relate to the Company's products and services; competition; and other matters referred to in this prospectus.

     Our forward-looking statements are based on information available to us today, and we will not update these statements. Our actual results may differ significantly from the results discussed.


                        ---------------------------------

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a Registration Statement that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf process, we may from time to time sell any number of shares of Common Stock of the Company to the Purchaser as set forth in this prospectus in one or more offerings up to a total of 1,154,238 shares.

     The Registration Statement that contains this prospectus, including the exhibits to the Registration Statement and the information incorporated by reference, contains additional information about the securities offered under this prospectus. That Registration Statement can be read at the SEC website or at the SEC offices mentioned below under the heading "Where You Can Find More Information."

     You should rely only on the information contained in this prospectus. We have not, and the Purchaser has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the Purchaser is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. In this prospectus, "Company," "DRS," "we," "us" and "our" refer to DRS Technologies, Inc. and its subsidiaries. The term "you" refers to a prospective investor.

                                  RISK FACTORS

     You should carefully consider the following factors and other information contained in our current and future reports, including information incorporated by reference in this prospectus, before you invest in the shares of Common Stock being offered in this prospectus.

     DRS FACES ACQUISITION AND INTEGRATION RISKS

     Since March 31, 1993, we have consummated 18 acquisitions and may continue to acquire businesses that present a strategic fit with our operations. The growth of the Company may place significant demands on our management and our operational, financial and marketing resources. In connection with acquisitions and opening of new locations, we have expanded and may continue to expand the number of our employees, the scope of our operating and financial systems and the geographic area of our operations. We believe this growth will increase the complexity of our operations and the level of responsibility exercised by both existing and new management personnel. We cannot assure you that our current operating and financial systems and controls will continue to be adequate as we grow or that any steps taken to improve such systems and controls will be sufficient. Our failure to successfully integrate and manage our growth may have a material adverse effect on our business, financial condition, results of operations or prospects.

     In addition, there may be liabilities that we fail or are unable to discover in the course of performing due diligence investigations on each company or business we acquired or seek to acquire in the future. Such liabilities could include those arising from employee benefits contribution obligations of a prior owner or non-compliance with applicable federal, state or local environmental requirements by prior owners for which we, as a successor owner, may be responsible. In addition, there may be additional costs relating to acquisitions including, but not limited to, possible purchase price adjustments. We try to minimize these risks by conducting such due diligence, including employee benefit and environmental reviews, as we deem appropriate under the circumstances. However, we cannot assure you that we have identified, or in the case of future acquisitions, will identify, all existing or potential risks. We also generally require each seller of acquired businesses or properties to indemnify us against undisclosed liabilities. In some cases this indemnification obligation may be supported by deferring payment of a portion of the purchase price or other appropriate security. However, we cannot assure you that the indemnification, even if obtained, will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the possible liabilities associated with the business or property acquired. Any such liabilities, individually or in the aggregate, could have a material adverse effect on our business, financial condition, results of operations or prospects.

     DRS REVENUES DEPEND ON CONTINUED LEVEL OF GOVERNMENT BUSINESS

     We derive a significant portion of all of our revenues from contracts or subcontracts with domestic and foreign government agencies. A reduction in the purchase of our products by these agencies (and principally by the U.S. Navy) would have a material adverse effect on our business. In the fiscal years ended March 31, 2000, 1999 and 1998, approximately 80%, 81% and 78% of our revenues were derived directly or indirectly from defense-industry contracts with the U.S. government. In addition, in each of the fiscal years ended March 31, 2000, 1999 and 1998 less than 10% of our revenues were derived directly or indirectly from sales to foreign governments. Therefore, the development of our business in the future will depend upon the continued willingness of the U.S. government to commit substantial resources to defense programs and, in particular, upon continued purchase of our products, and other products which incorporate our products, by the U.S. government.

     The risk that governmental purchases of our products may decline stems from the nature of our business with the U.S. government, in which the U.S. government may:

     o    terminate contracts at its convenience;

     o terminate, reduce or modify contracts or subcontracts if its requirements or budgetary constraints change;

     o cancel multi-year contracts and related orders if funds become unavailable;

     o    shift its spending priorities; and

     o adjust contract costs and fees on the basis of audits done by its agencies.

     Upon the termination of a contract with the U.S. government, a defense contractor is entitled to reimbursement for allowable costs and an allowance for the proportionate share of fees or earnings for the work completed if the contract was not terminated due to the contractor's default. Foreign defense contracts generally also contain comparable provisions relating to termination at the convenience of the foreign government.

     In addition, as a defense business, we are subject to the following risks in connection with government contracts:

     o the frequent need to bid on programs prior to completing the necessary design, which may result in unforeseen technological difficulties and/or cost overruns;

     o the difficulty in forecasting long-term costs and schedules and the potential obsolescence of products related to long-term fixed price contracts; and

     o when we act as a subcontractor, the failure or inability of the primary contractor to perform its prime contract, which may result in our inability to obtain payment of our fees and contract costs.

     DRS' SUBSTANTIAL INDEBTEDNESS MAY ADVERSELY AFFECT DRS

     DRS has indebtedness that is substantial in relation to its stockholders' equity. As of the fiscal years ended March 31, 2000, 1999 and 1998, DRS' debt to equity ratios were 1.55, 1.59 and 1.56 respectively. The debt to equity ratio at September 30, 2000 was 1.23. DRS' high degree of leverage could:

     o impair DRS' future ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

     o    hinder DRS' ability to adjust rapidly to changing market conditions;
          and

     o make DRS more vulnerable if a downturn in general economic conditions or DRS' business occurs.

     In addition, a substantial portion of DRS' cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness. During the fiscal year ended March 31, 2000, DRS used approximately $21.9 million, or 296% of cash flow from operations, for principal and interest payments on its debt obligations. For the six-months ended September 30, 2000, DRS used approximately $12.5 million, or 93% of cash flow from operations, for principal and interest payments on its debt obligations. This use of DRS' cash flow reduces the funds available for other purposes, which may adversely affect the continued success of DRS' business.

     Significant operating and financial restrictions are also imposed on DRS by the Mellon credit agreement (i.e., a $160 million secured credit facility with Mellon Bank, N.A.). The restrictions affect, and often significantly limit or prohibit, DRS' ability to incur additional indebtedness and pay dividends. The Mellon credit agreement also contains covenants limiting, for example:

     o    borrowings by DRS and its subsidiaries;

     o    liens on assets of DRS and its subsidiaries;

     o fundamental changes, such as a merger or sale of substantially all of DRS' assets; and

     o    guaranties by DRS.

     REDUCTION IN U.S. GOVERNMENT'S SPENDING FOR DEFENSE PRODUCTS MAY ADVERSELY AFFECT DRS' EARNINGS

     The U.S. government may reduce its expenditures for defense products in the coming years, and, if so, this reduction may have an effect on DRS' programs. In the event expenditures for products of the type manufactured by DRS are reduced and not offset by greater foreign sales or other new programs or products, there will be a reduction in the volume of contracts or subcontracts awarded to DRS. Unless this reduction is offset, it would adversely affect DRS' earnings.


     DRS REVENUES DEPEND ON OBTAINING RENEWAL OR FOLLOW-ON CONTRACTS

     Renewal and follow-on contracts are important because our contracts are for fixed terms. These terms vary from shorter than one year to over five years, particularly for contracts with options.

The average term of our contracts with the U.S. government is between one and three years. Our possible failure to obtain a renewal or follow-on contract with respect to any significant contract or a number of lesser contracts would result in a loss of revenues. If revenues from the award of new contracts failed to offset the loss of contracts, it could have a material adverse effect on our results of operations and financial position.

     The loss of revenues from our possible failure to obtain renewal or follow-on contracts may be significant because our U.S. government contracts account for a substantial portion of our revenues. For example, in the fiscal years ended 2000 and 1999, the AN/UYQ-70 advanced display system program accounted for approximately 21% and 28%, respectively, of our total revenues. In addition, we sometimes enter into U.S. government contracts with a fully funded backlog, which means that the U.S. government has appropriated funds sufficient to cover all of the sales orders represented by such contracts at the time of award. The price per unit of our product, however, may not be determined at the time of award. If the price per unit is ultimately determined to be significantly less than we anticipated, our net revenues would be adversely affected.

     DRS FACES A COMPETITIVE INDUSTRY AND DEPENDS ON STRATEGIC ALLIANCES

     The military electronics industry in which we participate is highly competitive and characterized by rapid technological change. Our potential inability to improve existing product lines and develop new products and technologies could adversely affect our business. In addition, our competitors could introduce new products with greater capabilities which could adversely affect our business.

     There are many competitors in the markets in which DRS sells its products. Many of these competitors are substantially larger than DRS, devote substantially greater resources to research and development and generally have greater resources. Consequently, these competitors may be better positioned to take advantage of economies of scale and develop new technologies. Some of these competitors are also our suppliers.

     In the military sector, we compete with many large and mid-tier defense contractors on the basis of product performance, cost, overall value, delivery and reputation. As the size of the overall defense industry has decreased in recent years, the industry has experienced substantial consolidation, increasing the market share of certain prime contractors. Accordingly, it is important for us to maintain our good relationships with such major contractors.

     DRS MAY EXPERIENCE PRODUCTION DELAYS IF SUPPLIERS FAIL TO DELIVER MATERIALS TO DRS

     Our manufacturing process for certain of our products consists primarily of the assembly of purchased components and testing of the product at various stages in the assembly process.

     Although we can obtain materials and purchase components generally from a number of different suppliers, several suppliers are our sole source of certain components. If a supplier should cease to deliver such components, we would probably find other sources; however, this could result in added cost and manufacturing delays. We have not experienced significant production delays attributable to supply shortages, but we occasionally experience procurement problems with respect to certain components, such as semiconductors and connectors. In addition, with respect to our electro-optical products, certain materials, such as germanium, zinc sulfide and cobalt, may not always be readily available.

     SHARES ELIGIBLE FOR FUTURE SALE

     The sale, or availability for sale, of substantial amounts of Common Stock in the public market could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise additional capital through the sale of its securities. As of November 26, 2000, there was an aggregate of 10,717,952 shares of Common Stock outstanding (net of 440,939 shares of Common Stock in treasury). Of such shares, approximately 1,673,556 shares of Common Stock are "restricted" under the Securities Act and are resalable pursuant to the limitations of Rule 144 under the Securities Act.

     LIMITED PUBLIC MARKET FOR COMMON STOCK

     The Common Stock of the Company is currently listed on the AMEX. The market for Common Stock has historically been characterized by limited trading volume and a limited number of holders. There can be no assurance that a more active trading market for the Common Stock will develop.

                                   THE COMPANY

     DRS Technologies, Inc. is a leading supplier of defense electronic systems and has served the defense industry for over thirty years. We provide advanced technology products and services to government and commercial customers worldwide. Our company develops and manufactures a broad range of mission critical products--from rugged computers and peripherals to systems and components in the areas of communications, combat systems, data storage, digital imaging, electro-optics, flight safety and space. Our defense electronics systems and subsystems are sold to all branches of the U.S. military, selected U.S. government intelligence agencies, major aerospace/defense contractors and international military forces.

     The Company has grown substantially in recent years, as a result of internal business development and strategic acquisitions. Acquisitions have significantly expanded the Company's business base and have increased and further diversified the Company's backlog.

     In the past two years, revenues and earnings from continuing operations before extraordinary items, interest and related expenses, income taxes, depreciation and amortization (EBITDA) have grown at compound average annual rates of approximately 42% and 39% respectively. In fiscal 2000, the Company's total revenues increased by approximately 47%.

     Funded backlog also has increased substantially. At September 30, 2000, the Company's funded backlog was approximately $426.2 million, an increase of 10% from March 31, 2000. As of September 30, 2000, approximately 39% and 32% of the Company's backlog was related to products and services for the U.S. Army and U.S. Navy, as compared with 45% and 28% at March 31, 2000, respectively.

     To achieve this level of growth and business development, DRS has executed a consistent long-term business strategy. The Company's goal is to secure its emerging position as a mid-tier defense technology supplier by maintaining its reputation for technical excellence, focusing on the development of profitable long-term contracts and acquiring businesses that complement or extend existing product lines.

     Our principal executive offices are located at 5 Sylvan Way, Parsippany, NJ 07054 and our telephone number is (973) 898-1500. For further information about the business and operations of the Company, reference is made to the Company's reports incorporated by reference. See "Where You Can Fund More Information" below.

                                 USE OF PROCEEDS

     The net proceeds, if any, from the sale of Common Stock to the Purchaser pursuant to the standby arrangements described below will be used to effect a redemption of any of the Company's 9% Debentures not tendered for conversion in accordance with the Company's Notice of Redemption. The amount of the proceeds to be received by the Company from the Purchaser pursuant to the standby arrangements is not determinable at this time because the number of shares of Common Stock, if any, that will be sold to the Purchaser cannot be determined at this time. The Company will not receive any cash proceeds from the issuance of Common Stock upon conversion of the 9% Debentures.

                               STANDBY ARRANGEMENTS

     Under the terms and subject to the conditions in the Standby Agreement dated December 20, 2000 between the Company and the Purchaser, (the "Standby Agreement"), the Purchaser has agreed to purchase from the Company, at the Company's option, for settlement on January 18, 2001 such number of shares of Common Stock as would have been issuable upon conversion of the 9% Debentures that were not surrendered for conversion prior to 5:30 p.m., Eastern Standard Time, on January 17, 2001, the business day preceding the date set forth as the redemption date in the Company's Notice of Redemption (the "Redemption Date") for a purchase price of $8.85 per share of Common Stock.

     The Purchaser may also purchase the 9% Debentures for its own account in the open market or otherwise in amounts and at prices that the Purchaser deems advisable. The Purchaser has agreed to convert into Common Stock all of the 9% Debentures owned by it prior to 5:30 p.m. Eastern Standard Time on January 17, 2001, the business day preceding the Redemption Date.

     Prior to and after the Redemption Date, the Purchaser may offer to the public shares of Common Stock, including shares acquired through conversion of the 9% Debentures purchased by the Purchaser as described above at prices set by it from time to time and to dealers at such prices less a selling concession to be determined by the Purchaser. Sales of Common Stock by the Purchaser may be made on the American Stock Exchange, in block trades, in the over the counter market, in privately negotiated transactions or otherwise, from time to time. In effecting such sales, the Purchaser may realize profits or incur losses independent of the compensation described below. The Purchaser reserves the right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice.

     In connection with any offer to the public of shares of Common Stock, the Purchaser may engage in transactions that stabilize the price of the Common Stock. These transactions may include purchases for the purpose of fixing or maintaining the price of the Common Stock. The Purchaser may also create a short position in the Common Stock, which means that the Purchaser may sell a larger number of shares of the Common Stock than it acquires pursuant to the Standby Agreement. If the Purchaser creates a short position, the Purchaser may purchase shares of Common Stock in the open market to reduce the short position. If the Purchaser purchases shares of Common Stock to stabilize the price or to reduce its short position, the price of Common Stock could be higher than it might have been if the Purchaser had not made such purchases. The Purchaser makes no representation or prediction about any effect that the purchases may have on the price of the Common Stock. The Purchaser may suspend any of these activities at any time.

     Pursuant to the terms of the Standby Agreement and in consideration of its obligations thereunder, the Company has agreed to pay the Purchaser an amount equal to the sum of (i) $200,000 plus (ii) the amount, if any, by which the product of (x) 7% and (y) the aggregate sales price of all shares of Common Stock issued to the Purchaser upon conversion of the 9% Debentures (the "Conversion Securities") and shares of Common Stock to be Purchased by the Purchaser pursuant to Section 2(b) of the Standby Agreement (the "Purchased Securities") sold by the Purchaser at or below $11.00 per share, exceeds $200,000. For purposes of the foregoing, (i) Conversion Securities and Purchased Securities sold at prices below $11.00 per share shall be deemed to have been sold at $11.00 and the proceeds of such sales shall be determined based on such assumption, and (ii) any Conversion Securities or Purchased Securities not sold prior to the fifteenth day following the Redemption Date shall be deemed to have been sold by the Purchaser for an amount equal to the higher of (i) the last reported sale price of the Common Stock on such day and (ii) $11.00.

     The Company has agreed to indemnify the Purchaser against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Purchaser may be required to make in respect thereof.

     The Company has agreed that it will not, prior to the Redemption Date (and, if the aggregate number of Purchased Securities and Conversion Securities purchased by the Purchaser exceeds 500,000 shares, for an additional period of 30 days following the Redemption Date), without the prior written consent of the Purchaser, offer, sell or contract to sell, or otherwise dispose of (or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise) by the Company), directly or indirectly, by means of a public offering requiring registration with the SEC or announce the public offering of, any other shares of Common Stock or any securities convertible into, or exchangeable for, shares of Common Stock. Notwithstanding the foregoing, this restriction shall not apply to any sale or disposition of securities pursuant to the registration of such securities on Form S-4 or Form S-8 under the Securities Act or any successor forms or any sale or disposition of such securities in connection with any merger or consolidation involving the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of the capital equity or substantially all of the assets of any other person or entity.

                        DESCRIPTION OF THE CAPITAL STOCK


     DRS' authorized capital stock consists of 20,000,000 shares of DRS Common Stock, par value $.01 per share, and 2,000,000 shares of undesignated preferred stock, $10.00 par value per share. As of November 26, 2000, 10,717,952 shares of DRS Common Stock were issued and outstanding, 440,939 shares were issued and held in treasury and 2,251,759 shares were reserved for issuance upon exercise of outstanding stock options. There were no shares of DRS' preferred stock designated or issued. All of our outstanding shares of Common Stock are fully paid and non-assessable.

     DRS has not paid any cash dividends since 1976. The Company intends to retain future earnings for use in its business and does not expect to declare cash dividends on Common Stock in the foreseeable future. The Company's bank borrowings restrict the Company's ability to pay dividends or make other distributions on the Common Stock. Any future declaration of dividends will be subject to the discretion of the Board of Directors of the Company. The timing, amount and form of any future dividends will depend, among other things, on the Company's results of operations, financial condition, cash requirements, plans of expansion and other factors deemed relevant by the Board of Directors of the Company.

     The holders of DRS Common Stock have one vote per share with respect to matters submitted to a vote of the DRS stockholders. Under DRS Bylaws, any action that may be taken at a meeting of DRS stockholders may be taken without a meeting, without prior notice and without a vote, if a written consent setting forth the action to be taken is signed by the holders of not less than the minimum number of votes that could be necessary to take such action at a meeting of the stockholders at which all shares entitled to vote thereon were present and voted. The DRS Bylaws also provide that prompt notice of the taking of corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

                         MARKET PRICES OF CAPITAL STOCK

     The Company's Common Stock trades on the AMEX (symbol: DRS). The following table sets forth for each period indicated the high and low closing sales prices of the Company's Common Stock, as reported by the American Stock Exchange Monthly Market Statistics:

                                                             COMMON STOCK*
                                                          HIGH            LOW
Year ended March 31, 1999
     First Quarter...............................        15 3/8          11 5/8
     Second Quarter..............................       12 1/16          9 1/16
     Third Quarter...............................          11              7
     Fourth Quarter..............................          11            7 5/8
Year ended March 31, 2000
     First Quarter...............................       10 5/16            7
     Second Quarter..............................        10 5/8         8 15/16
     Third Quarter...............................          10              7
     Fourth Quarter..............................        10 3/8          8 1/4
Year ending March 31, 2001
     First Quarter...............................        12 1/8          9 7/8
     Second Quarter..............................        16 1/4         10 1/4
     Third Quarter (through November 26, 2000)...        16 1/2         12 5/8

-----------------

* As of November 26, 2000, the Common Stock was held by 4,100 stockholders (of which 765 were registered holders and 3,335 were beneficial holders). See "Risk Factors--Limited Public Market for Common Stock."

                                  LEGAL MATTERS

     The legality of the Common Stock offered hereby will be passed upon for the Company by Arnold & Porter, New York, New York. Certain legal matters regarding the Common Stock will be passed upon for the Purchaser by Cleary, Gottlieb, Steen & Hamilton, New York, New York.

                                     EXPERTS

     The consolidated financial statements and consolidated financial statement schedule of DRS Technologies, Inc. and subsidiaries as of March 31, 2000 and 1999, and for each of the years in the three-year period ended March 31, 2000, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports, incorporated herein by reference, of KPMG LLP, independent auditors, and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public over the Internet at the SEC website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. These documents are also available at the public reference rooms at the SEC's regional offices in New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006, on which our Common Stock is listed.

     We are "incorporating by reference" in the prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 prior to the termination of this offering.

     o    Annual Report on Form 10-K for the fiscal year ended March 31, 2000.

     o Quarterly Reports on Forms 10-Q for the quarters ended September 30, 2000 and June 30, 2000.

     o The Proxy Statement, dated June 28, 2000, for the Annual Meeting of Stockholders.

     You may request a copy of these filings at no cost, by writing or telephoning us at the following address:

      DRS Technologies, Inc.
      Corporate Headquarters
      5 Sylvan Way
      Parsippany, NJ 07054
      Tel. No.: (973) 898-1500
      Attn: Patricia Williamson

     This prospectus is part of a Registration Statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have authorized no one to provide information other than that provided in this prospectus. We are not making any offer of these securities in any state where the offer is not permitted. The information contained in this prospectus is current as of December 20, 2000.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION


 Securities and Exchange Commission filing fee.......................$ 2,696.76
 Legal fees and expenses.............................................    40,000*
 Accounting fees and expenses........................................     5,000*
 Cost of printing and preparing Registration Statement,
      Prospectus and other documents.................................     5,000*
 Miscellaneous.......................................................     5,000*
          Total......................................................$57,696.76*

-----------------
* Estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Set forth below is a description of certain provisions of the Company's Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), the Bylaws (the "Bylaws") of the Company and the General Corporation Law of the State of Delaware, as such provisions relate to the indemnification of the directors and officers of the Company. This description is intended only as a summary and is qualified in its entirety by reference to the Restated Certificate of Incorporation, the Bylaws, and the General Corporation Law of the State of Delaware.

     The Company's Restated Certificate of Incorporation provides that the Company shall, to the full extent permitted by Sections 102 and 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto and eliminates the personal liability of its directors to the full extent permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware, as amended from time to time.

     Section 145 of the General Corporation Law of the State of Delaware permits a corporation to indemnify its directors and officers against expenses (including attorney's fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable for


                                       I
negligence or misconduct in the performance of his respective duties to the corporation, although the court in which the action or suit was brought may determine upon application that the defendant officers or directors are reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a corporation may eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision shall eliminate or limit the ability of a director for any act or omission occurring prior to the date when such provision becomes effective.

ITEM 16.  EXHIBITS.

Exhibit No.                                    Description
-----------                                    -----------
   1.1                                       Standby Agreement
   5.1                                       Validity Opinion
   23                                        Consent of KPMG LLP

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering


                                       II
               price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.


                                      III

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Parsippany, in the state of New Jersey, on December 19, 2000.

                                            DRS TECHNOLOGIES, INC.


                                            By: /s/ MARK S. NEWMAN
                                               ---------------------------------
                                               Name:  Mark S. Newman
                                               Title: Chairman of the Board,
                                                      President, Chief Executive
                                                      Officer and Director


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Each person, in so signing also makes, constitutes and appoints Mark S. Newman and Nina Laserson Dunn, and each of them acting alone, his true and lawful attorney-in-fact, with full power of substitution, to execute and cause to be filed with the Securities and Exchange Commission pursuant to the requirements of the Securities Act of 1933, as amended, any and all amendments and post-effective amendments to this Registration Statement, with exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorney in fact or his substitute or substitutes may do or cause to be done by virtue hereof.


                     NAME                        CAPACITY                                     DATE
-------------------------------------------------------------------------------------------------------------

/s/ MARK S. NEWMAN
----------------------
Mark S. Newman                                   Chairman of the Board, President,          December 19, 2000
                                                 Chief Executive Officer and
                                                 Director


/s/ RICHARD A. SCHNEIDER
--------------------------
Richard A. Schneider                             Executive Vice President, Chief            December 19, 2000
                                                 Financial Officer and Treasurer



                                       IV


                     NAME                        CAPACITY                                     DATE
-------------------------------------------------------------------------------------------------------------

/s/ IRA ALBOM
---------------------------------
Ira Albom                                        Director                                   December 19, 2000



/s/ DONALD C. FRASER
---------------------------------
Donald C. Fraser                                 Director                                   December 19, 2000


/s/ WILLIAM F. HEITMANN
---------------------------------
William F. Heitmann                              Director                                   December 19, 2000


/s/ STEVEN S. HONIGMAN
---------------------------------
Steven S. Honigman                               Director                                   December 19, 2000


/s/ C. SHELTON JAMES
---------------------------------
C. Shelton James                                 Director                                   December 19, 2000


/s/ MARK N. KAPLAN
---------------------------------
Mark N. Kaplan                                   Director                                   December 19, 2000


/s/ STUART F. PLATT
---------------------------------
Stuart F. Platt, RADM, USN (Ret.)                Director                                   December 19, 2000


/s/ ERIC J. ROSEN
---------------------------------
Eric J. Rosen                                    Director                                   December 19, 2000



                                       V


                     NAME                        CAPACITY                                     DATE
-------------------------------------------------------------------------------------------------------------

/s/ GENERAL DENNIS J. REIMER
------------------------------------
General Dennis J. Reimer, USA (Ret.)             Director                                   December 19, 2000



